Exhibit 23.1

Ronald R. Chadwick, P.C.
Certified Public Accountant
2851 South Parker Road
Suite 720
Aurora, Colorado  80014
Phone (303)306-1967
Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the 8-K filing of Whistlepig Enterprises, Inc. of my Report of Independent Registered Public Accounting Firm, dated September 17, 2009, on the balance sheets of CST Oil and Gas Corporation as at December 31, 2007 and 2008, and the related statements of operations, stockholders' equity, and cash flows for the years then ended.

Aurora, Colorado	/s/ RONALD R. CHADWICK, P.C.
September 23, 2009	Ronald R. Chadwick, P.C.